EXHIBIT 99.1

INTERNATIONAL PAPER PLAZA

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Announces Changes to Executive Team

Long-Serving Leader to Retire

MEMPHIS, Tenn. – January 4, 2023– International Paper (NYSE: IP) announced changes to its senior leadership team today including the retirement of a long-serving executive and organizational shifts to enhance agility in serving customers and driving profitable growth.

Greg Wanta, senior vice president of the company’s North American Container business, will retire after transitioning responsibilities. “I want to thank Greg for his 31 years of service and wish him well in his retirement. Greg led the North American Container business since 2016 and his contributions to the company are foundational to our growth plans,” said Mark Sutton, chairman and chief executive officer.

The following leadership moves are effective immediately:

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Tom Hamic has been named senior vice president, North American Container and chief commercial officer. Tom joined the company in 1991 and has served in a variety of sales, marketing and strategy leadership roles, including positions in the company’s containerboard and North American container businesses. Most recently, Tom led significant commercial and financial improvements in the company’s Global Cellulose Fibers business.

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Jay Royalty has been named senior vice president, Containerboard and Recycling. He will also retain interim responsibility for the company’s EMEA Packaging business. Jay joined the company in 1991 and has served in a variety of converting, sales, marketing and finance leadership roles. Jay most recently served as senior vice president, EMEA Packaging.

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Clay Ellis has been named senior vice president, Global Cellulose Fibers. Clay joined the company in 1992 and has served in a variety of manufacturing, engineering, technical and commercial leadership roles, including positions in the company’s pulp business. Most recently, he served as senior vice president, Enterprise Operational Excellence.

“These moves reflect our leadership bench strength,” said Sutton. “Each of these business leaders have demonstrated strategic agility and drive in achieving industry-leading results.”

The International Paper Board of Directors has elected two new executives to Sutton’s leadership team:

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Aimee Gregg has been elected senior vice president, Supply Chain and Information Technology. Gregg joined the company in 2002 and has served in a variety of sales, operations and business leadership roles in the company’s North American Industrial Packaging business. She most recently served as vice president and general manager, Containerboard and Recycling.

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Allison Magness has been elected senior vice president, Manufacturing and Environment, Health and Safety. Magness joined the company in 2000 and has served in a variety of engineering, manufacturing and business leadership roles. She most recently served as vice president, South Area, North American Container.

“These functional roles have an increasingly important impact in differentiating the company’s performance and in improving the customer experience,” said Sutton. “Aimee and Allison bring capabilities and perspective that will be key in accelerating initiatives that support business strategies. I’m excited about what’s next for our company with the diverse talent and perspective of our senior leaders guiding plans to Build a Better IP,” Sutton said.

About International Paper

International Paper (NYSE: IP) is a leading global supplier of renewable fiber-based products. We produce corrugated packaging products that protect and promote goods, and enable worldwide commerce, and pulp for diapers, tissue and other personal care products that promote health and wellness. Headquartered in Memphis, Tenn., we employ approximately 38,000 colleagues globally. We serve customers worldwide, with manufacturing operations in North America, Latin America, North Africa and Europe. Net sales for 2021 were $19.4 billion. Additional information can be found by visiting InternationalPaper.com.

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Contacts

Media: Amy Simpson, 901-419-4964; Investors: Mark Nellessen, 901-419-1731 and Michele Vargas, 901-419-7287.